[LETTERHEAD OF RESCH POLSTER ALPERT & BERGER LLP]

September 14, 2005

PRB Gas Transportation, Inc.

1875 Lawrence Street

Suite 450

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel for PRB Gas Transportation, Inc., a Nevada corporation (the "Company"), in connection with the registration by the Company of 746,689 shares (the “Shares”) of common stock, par value $.001 per share to be issued in connection with the PRB Transportation, Inc. Equity Compensation Plan (the “Plan”), plus such additional shares as may be issuable upon adjustment as provided in the Plan, pursuant to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), to which this opinion appears as Exhibit 5.1.

We have examined, among other things, the following:

(i)

an executed copy of the Registration Statement;

(ii)

copies of the Articles of Incorporation and Bylaws of the Company, each as currently in effect; and

(iii)

resolutions adopted by the Board of Directors of the Company relating to the issuance and sale of the Shares and arrangements in connection therewith.

For purposes of this opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or copies, and the authenticity of the originals of such copies.  As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that, when (i) the Registration Statement relating to the Shares becomes effective under the Securities Act, and (ii) the Shares have been duly issued in accordance with the terms of the Plan upon receipt of the consideration to be paid therefore, the Shares will be validly issued, fully paid and non-assessable.

We are members of the State Bar of California and a limited liability partnership including professional corporations.  The opinions expressed herein are limited strictly to the extent that they reflect the corporate laws of the State of Nevada (Title 7, Chapter 78, of the Nevada Revised Statutes).  Consequently, we express no opinion as to matters governed by laws of any other jurisdiction or the extent to which the laws of any other jurisdiction might govern.

This opinion is provided to you at your request solely for use in connection with the filing of the Registration Statement and may not be relied upon for any other purpose, nor may it be quoted from or referred to, or copies delivered to any other person, without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” with the meaning of the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Respectfully submitted,
/s/ RESCH POLSTER ALPERT & BERGER LLP